                           SCHEDULE 14A INFORMATION
                           ------------------------


Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to (S)240.14a-11(C) or (S)240.14a-12

INTEGRATED PROCESS EQUIPMENT CORP.
--------------------------------------------------------------------------------
(Name of Registrant as specified in its charter)

________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:___________
(2)  Aggregate number of securities to which transaction applies:______________
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined.): ____________________________
(4)  Proposed maximum aggregate value of transaction: _________________________
(5)  Total fee paid: __________________________________________________________

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid: __________________________________________________
(2)  Form, Schedule or Registration Statement No.: ____________________________
(3)  Filing Party: ____________________________________________________________
(4)  Date Filed: ______________________________________________________________

                      INTEGRATED PROCESS EQUIPMENT CORP.

                         -----------------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD NOVEMBER 21, 1996

                         -----------------------------

To the Stockholders:

     NOTICE IS HEREBY GIVEN that the 1996 Annual Meeting of Stockholders of Integrated Process Equipment Corp. (the "Company"), a Delaware corporation, will be held on Thursday, November 21, 1996 at 10:00 a.m., local time, at the Phoenix Airport Hilton, 2435 South 47th Street, Phoenix, Arizona 85034, for the following purposes:

     1. To elect directors of the Company to serve until the next Annual Meeting or the election of their successors.

     2. To ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the 1997 fiscal year.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on October 25, 1996 are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

     All Stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

                              BY ORDER OF THE BOARD OF DIRECTORS


                              John S. Hodgson
                              Secretary

San Jose, California
October 28, 1996



-------------------------------------------------------------------------------
|                           YOUR VOTE IS IMPORTANT                            |
|                                                                             |
|  TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE MARK, SIGN, DATE      |
|  AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE ENCLOSED     |
|  POSTAGE-PAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON   |
|  EVEN IF YOU RETURNED A PROXY.                                              |
-------------------------------------------------------------------------------

                      INTEGRATED PROCESS EQUIPMENT CORP.
                            -----------------------

                                PROXY STATEMENT

                      1996 ANNUAL MEETING OF STOCKHOLDERS
                            -----------------------

                INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Integrated Process Equipment Corp. (the "Company") for use at the Annual Meeting of Stockholders to be held on Thursday, November 21, 1996 at 10:00 a.m., local time, or at any adjournments thereof. The Annual Meeting will be held at the Phoenix Airport Hilton, 2435 South 47th Street, Phoenix, Arizona 85034. The principal executive offices of the Company are located at 911 Bern Court, San Jose, California 95112. The Company's telephone number at that location is
(408) 436-2170.

     These proxy solicitation materials are being mailed on or about November 1, 1996 to stockholders entitled to vote at the meeting, accompanied by a copy of the Company's 1996 Annual Report to Stockholders.

RECORD DATE AND SHARE OWNERSHIP

     Only holders of record of Common Stock and Class A Common Stock at the close of business on October 25, 1996 (the "Record Date") are entitled to notice of and vote at the meeting. At the Record Date, 14,354,511 shares of the Company's Common Stock, $0.01 par value and 521,650 shares of the Company's Class A Common Stock, $0.01 par value, were issued and outstanding.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by (i) delivering to the Company's Secretary at the principal executive office listed above, a written notice of revocation or a duly executed proxy bearing a later date or (ii) attending the Annual Meeting and voting in person. Attending the Annual Meeting in and of itself may not constitute a revocation of a proxy.

VOTING AND SOLICITATION

     Each share of Common Stock outstanding on the record date is entitled to one vote. Each share of Class A Common Stock outstanding on the Record Date is entitled to four votes.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections (the "Inspector") with the assistance of the Company's transfer agent. The Inspector will also determine whether a quorum is present. The affirmative vote of the majority of the Votes Cast will be required under Delaware law to approve each Proposal except the election of directors. Directors shall be elected by a plurality of the Votes Cast. The "Votes Cast" are defined under Delaware law to be the shares of the Company's Common Stock and Class A Common Stock present in person or represented by proxy at the Annual Meeting and "entitled to vote on the subject matter" multiplied by the number of votes to which each such share is entitled. Votes that are cast against a Proposal will be counted for purposes of determining (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to the Proposal. Abstentions will be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to the Proposal. Accordingly, abstentions will have the same effect as a vote against the Proposal. Broker non-votes will not be counted as Votes Cast.

     The cost of soliciting proxies will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, in person or by telephone or facsimile.

     DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING OF STOCKHOLDERS

     Proposals of stockholders of the Company which are intended to be presented by such stockholders at the Company's 1997 Annual Meeting of Stockholders must be received by the Company no later than July 3, 1997 to be included in the proxy statement and form of proxy relating to that meeting.

          SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information known to the Company regarding beneficial ownership of capital stock of the Company as of September 27, 1996, by (i) all persons known to the Company to be the beneficial owners of more than 5% of the Company's capital stock, (ii) the Company's Chief Executive Officer and the other most highly paid executive officers other than the Chief Executive Officer whose annual compensation in fiscal 1996 exceeded $100,000,
(iii) each of the Company's directors and (iv) all directors and executive officers as a group.


                                                         COMMON STOCK SHARES BENEFICIALLY OWNED * (1)
                                               --------------------------------------------------------
                                                                                             PERCENT OF
                                                  NUMBER       PERCENT OF     NUMBER OF        VOTING
                  NAME (2)                      OF SHARES      SHARES (3)     VOTES (4)       POWER (4)
-------------------------------------------    ----------      ----------     ---------      ----------

The Capital Group Companies, Inc.(5)........    1,433,900              10%    1,433,900               9%
Avantika Sanjeev Chitre Irrevocable
Trust(6)....................................      254,382               2%    1,017,528               6%
Harold C. Baldauf(7)........................      563,855               4%      563,855               3%
Sanjeev R. Chitre(8)........................      481,489               3%    1,250,956               8%
Roger D. Emerick(9)........................            --              --            --              --
William J. Freschi(10)......................       70,232              **        70,232              **
John S. Hodgson(11).........................       60,000              **        60,000              **
Kenneth Levy(12)............................           --              --            --              --
Roger D. McDaniel...........................           --              --            --              --
Thomas C. McKee(13).........................       40,643              **        40,643              **
All executive officers and directors as a
group (8 persons)(14).......................    1,215,576               8%    1,985,043              12%
---------------------------------------

* Excludes stockholders who were five percent stockholders at September 27, 1996 and subsequently dropped below five percent.
**      Less than one percent.

(1) For purposes of the table, shares of Common Stock and Class A Common Stock are referred to collectively as "Common", and shares of Series B-1, B-2 and B-3 Preferred Stock are referred to collectively as "Preferred." Each share of the Series B-1, B-2 and B-3 Preferred Stock is convertible into 12.54, 11.41 and 15 shares of Common Stock, respectively. The Preferred Stock is listed on an as converted basis.
(2) The address of each person or entity set forth herein is the address of the Company appearing elsewhere in this Proxy Statement except as appears in the footnotes below.
(3) Represents the percent of shares beneficially owned on a fully diluted basis.
(4) The Class A Common Stock is entitled to four votes per share. The Common Stock is entitled to one vote per share. The Preferred Stock is not entitled to vote. However, for purposes of number of votes and percent of voting power, the Preferred Stock is included on an as converted basis (See footnote 1 above). Options outstanding at September 27, 1996 and exercisable within 60 days after September 27, 1996 have been included as voting shares for purposes of calculating the number of votes and the percentage of votes.
(5) The Schedule 13G filed by The Capital Group Companies, Inc. on September 9, 1996 states that certain operating subsidiaries of The Capital Group Companies, Inc. exercised investment discretion over various institutional accounts which held as of August 30, 1996, 1,433,900 shares of the Company. Capital Guardian Trust Company, a bank, and one of such operating subsidiaries, exercised investment discretion over 1,155,000 of shares of the Company. Capital Research and Management Company, and Capital International, Inc., registered investment advisers, and Capital International S.A., another operating subsidiary, had investment discretion with respect to 200,000, 75,000 and 3,900 shares of the Company, respectively. The address of The Capital Group Companies, Inc. is 333 South Hope Street, Los Angeles, California 90071.
(6) Includes 254,382 shares of Class A Common Stock. Neither Sanjeev Chitre nor his wife has a beneficial interest in the shares held in the name of the Avantika Sanjeev Chitre Irrevocable Trust dated July 1, 1991 (the "Trust"). Bruce W. McRoy, the trustee, holds sole voting and investment power with respect to such shares. The beneficiary of the Trust is Sanjeev Chitre's daughter, Avantika Sanjeev Chitre. The address of the Trust is c/o Bruce W. McRoy, 15 Carrillo Street, Santa Barbara, California 93101.
(7) Includes 350,307 shares of Common Stock issuable upon conversion of 7,204, 9,772 and 9,898 shares of Series B-1, B-2 and B-3 Preferred Stock, respectively, at the conversion rates described in footnote 2 above. Includes 30,000 shares of Common Stock subject to options exercisable within 60 days. See "Executive Compensation". Mr. Baldauf's address is c/o Saginaw Control & Engineering, 95 Midland Road, Saginaw, Michigan 48603.
(8) Includes 256,489 shares of Class A Common Stock and 205,000 shares of Common Stock subject to options exercisable within 60 days. See "Executive Compensation".
(9) Mr. Emerick's address is Lam Research Corp., 45757 North Port Loop West, Fremont, California 94538.
(10) Includes 55,000 shares of Common Stock subject to options exercisable within 60 days. See "Executive Compensation". Mr. Freschi's address is Alex. Brown & Sons, 101 California Street, San Francisco, California 94111.
(11) Includes 60,000 shares of Common Stock subject to options exercisable within 60 days. See "Executive Compensation".
(12) Mr. Levy's address is KLA Instruments, 160 Rio Robles, San Jose, California 95161-9055.
(13) Includes 40,000 shares of Common Stock subject to options exercisable within 60 days. See "Executive Compensation".
(14) Includes 350,307 shares of Common Stock issuable upon conversion of 7,204, 9,772 and 9,898 shares of Series B-1, B-2 and B-3 Preferred Stock, respectively, at conversion rates described in footnote 1 above. Includes 390,000 shares of Common Stock subject to options exercisable within 60 days. See "Executive Compensation".




                                PROPOSAL NO. 1:
                             ELECTION OF DIRECTORS

     A board of six directors is to be elected at the Annual Meeting. The Company's Bylaws provide for the Board of Directors to determine the number of directors (but not below one director). The Company's Board of Directors is currently set at six. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the six nominees of the Board of Directors named below, all of whom are presently directors of the Company. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. If stockholders nominate persons other than the Company's nominees for election as directors, the proxy holders will vote all proxies received by them to assure the election of as many of the Company's nominees as possible, with the proxy holder making any required selection of specific nominees to be voted for. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until a successor has been elected and qualified.

     The following table sets forth information concerning the nominees at September 27, 1996 that is based on data furnished by them.

                                                                                         DIRECTOR
    NAME OF NOMINEE        AGE                   PRINCIPAL OCCUPATION                      SINCE
------------------------   ---   -------------------------------------------------      ----------
Sanjeev R. Chitre(1)....    41   Chairman of the Board of Directors and Chief               1989
                                 Executive Officer of the Company
Harold C. Baldauf.......    64   Chairman of the Board of Directors of Saginaw              1993
                                 Control and Engineering and of Southwest
                                 Automation Systems, Inc.
Roger D. Emerick(2).....    57   Chief Executive Officer and Chairman of the Board          1995
                                 of Directors of Lam Research Corporation
William J. Freschi(3)...    56   Principal of Alex. Brown & Sons Incorporated               1992
Kenneth Levy(2).........    53   Chairman of the Board of Directors and Chief               1995
                                 Executive Officer of KLA Instruments
Roger D. McDaniel(3)....    57   Director of MEMC Electronic Materials, Inc. and of         1996
                                 the Semiconductor Equipment and Materials Institute
-------------------------

(1)     Member of the Executive Committee.
(2)     Member of the Stock Option Committee and the Compensation Committee.
(3)     Member of the Audit Committee.

     SANJEEV R. CHITRE founded the Company and has been the Chairman of the Board and Chief Executive Officer since its organization in October 1989. Mr. Chitre was Vice President of marketing and sales of Superwave Technology, Inc., a manufacturer of automated in-line systems for the semiconductor industry, from 1984 through 1989.

     HAROLD C. BALDAUF has been a director of the Company since September 1993. Mr. Baldauf was a principal stockholder, director and Vice President of the Company's subsidiary Westech Systems, Inc., now known as IPEC Planar Phoenix Inc. ("Planar Phoenix") for more than five years prior to its acquisition. Mr. Baldauf is Chairman of the Board of Directors of Saginaw Control and Engineering ("Saginaw Control") and the Chairman of the Board of Directors of Southwest Automation Systems, Inc. ("Southwest Automation"). Mr. Baldauf is also a consultant to the Company and to Southwest Automation. In connection with the Company's acquisition of Planar Phoenix, the Company entered into a Stockholders' Rights Agreement with Mr. and Mrs. Baldauf giving Mr. Baldauf the right (so long as the Baldauf family owns 50,000 or more shares of the Company's Common Stock) to designate two directors to the Company's Board of Directors. Mr. Baldauf was elected and is nominated to the Company's Board of Directors as one of his designees.

     ROGER D. EMERICK joined the Company's Board of Directors in September 1995. He has been the Chief Executive Officer and Chairman of the Board of Directors of Lam Research Corporation, a semiconductor production equipment supplier, since 1982 and served as President from 1982 to 1996. Mr. Emerick is currently a director of Electroglas, Inc., Brooks Automation, Inc. and Western Quality Association.

     WILLIAM J. FRESCHI has been a director of the Company since September 1992. He has been a principal of the investment banking firm of Alex. Brown & Sons Incorporated since 1984.

     KENNETH LEVY has been a director of the Company since May 1995. Since 1974, he has been the Chief Executive Officer of KLA Instruments, a semiconductor manufacturing instrumentation company. Mr. Levy is a director of Ultratech Stepper, Inc., Network Peripherals, Inc. and KLA Instruments. Mr. Levy also serves as a director emeritus of the Semiconductor Equipment and Materials Institute ("SEMI"), an international industry association of material and equipment manufacturers which serves the semiconductor industry.

     ROGER D. McDANIEL has been a director of the Company since August 1996. From April 1989 until August 1996, Mr. McDaniel was the Chief Executive Officer of MEMC Electronic Materials, Inc., a silicon wafer producer. Mr. McDaniel has served as a director of MEMC Electronic Materials, Inc. since April 1989. Mr. McDaniel is also a director and past Chairman of SEMI.

VOTE REQUIRED

     The six nominees for director receiving the highest number of affirmative votes of the Votes Cast shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum and the total number of Votes Cast with respect to the election of directors. Broker non-votes will not be counted for purposes of determining the number of Votes Cast.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held nine meetings during the 1996 fiscal year. All nominees attended 75% or more of the meetings of the Board of Directors and of the committees of the Board on which the director served. The Board of Directors has an Executive Committee, Audit Committee, Compensation Committee and Stock Option Committee. The Board does not have a Nominating Committee.

     The Executive Committee, of which Mr. Chitre is the sole member, did not act during fiscal 1996. The Executive Committee has authority to exercise all the powers and authority of the Board of Directors in the management and affairs of the Company between meetings of the Board of Directors, to the extent permitted by law.

     Until May 31, 1996 the Audit Committee during fiscal 1996 consisted of Mr. Freschi and a former director, Mr. Michael Splinter. The Audit Committee currently consists of Mr. Freschi and Mr. McDaniel. The Audit Committee held one meeting during fiscal 1996. The Audit Committee recommends engagement of the Company's independent auditors, approves the services performed by the Company's independent auditors and reviews the Company's accounting principles and its system of internal accounting controls.

     Until October 1995, the Compensation Committee during fiscal 1996 consisted of Mr. Freschi and a former director, Mr. Michael Splinter. The Compensation Committee currently consists of Mr. Emerick and Mr. Levy. The Compensation Committee held one meeting during fiscal 1996. The Compensation Committee reviews and makes recommendations to the Board concerning the Company's executive compensation policy, bonus plans and equity incentive plans.

     Until October 1995, the Stock Option Committee during fiscal 1996 consisted of Mr. Freschi and a former director, Mr. Michael Splinter. The Stock Option Committee currently consists of Mr. Emerick and Mr. Levy. The Stock Option Committee acted once by written consent and held no meetings during fiscal 1996. The Stock Option Committee determines the grant of stock options to purchase shares of Common Stock of the Company pursuant to the 1992 Stock Option Plan (the "1992 Plan").

DIRECTOR COMPENSATION

     Non-employee, non-consultant directors of the Company are entitled to receive up to $1,000 per day for attendance at each Board of Directors or committee meeting. All directors are reimbursed for reasonable expenses incurred by them in acting as a director or as a member of any committee of the Board of Directors.

     During the fiscal year ended June 30, 1996, the stockholders of the Company approved stock option grants to Mr. Chitre, Mr. Levy and a former director, Dr. Donald Jackson, made in May 1995 for 800,000, 75,000 and 60,000 shares, respectively, of Common Stock at an exercise price of $28.75 per share; Stock option grants to Mr. Chitre, Mr. Emerick and Dr. Jackson made in October 1995 for 87,500, 75,000 and 28,125 shares, respectively, of Common Stock at an exercise price of $31.00 per share; and a stock option grant to Mr. Freschi made in January 1996 for 75,000 shares of Common Stock at an exercise price of $21.00 per share. After June 30, 1996, the Company granted Mr. McDaniel a stock option for 30,000 shares of Common Stock at an exercise price of $13.875, and offered directors holding stock options issued on or after April 20, 1995 with an exercise price exceeding $13.875 per share, the right to exchange their options for options with an exercise price of $13.875 per share. See "Compensation Committee and Stock Option Committee Report".

     The Company has agreed to indemnify each director against certain claims and expenses for which the director might be held liable in connection with past or future service on the Board. In addition, the Company maintains an insurance policy insuring its officers and directors against such liabilities.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and to the other most highly paid executive officers other than the Chief Executive Officer whose annual compensation exceeded $100,000 (the "Named Executive Officers") for the fiscal years ended June 30, 1996, 1995 and 1994:

                           SUMMARY COMPENSATION TABLE

                                                                                                 LONG TERM
                                                                                               COMPENSATION
                                                                                              ---------------
                                                            ANNUAL COMPENSATION                  AWARDS(1)
                                         -------------------------------------------------    ----------------
                                                                               OTHER             SECURITIES
                                                                               ANNUAL            UNDERLYING          ALL OTHER
   NAME AND PRINCIPAL POSITION           YEAR   SALARY ($)   BONUS ($)    COMPENSATION ($)    OPTIONS/SARS (#)    COMPENSATION($)
---------------------------------        ----   ----------   ---------    ----------------    ----------------    ---------------
Sanjeev R. Chitre................        1996     325,000     150,000                 --               87,500                --
       Chairman of the Board and         1995     269,227     255,000                 --              980,000              3,061(2)
       Chief Executive Officer           1994     148,403      75,000                 --               25,000                --

Don M. Jackson, Jr.(3)...........        1996     233,456          --                 --               28,125              2,581(2)
       Executive Vice President          1995     184,522      57,500                 --              150,000              8,268(4)
                                         1994     121,363      10,000                 --               10,000              5,000(2)

Thomas C. McKee..................        1996     245,245      70,000                 --               40,625                --
       President and Chief               1995     183,707      87,500                 --              120,000                --
       Operating Officer                 1994     118,369      23,678                                      --                --

John S. Hodgson..................        1996     133,262     102,310                 --                   --                --
       Vice President, Chief             1995     110,765      17,690             49,135(5)           110,000                --
       Financial Officer,                1994          --          --                 --                   --                --
       Secretary and Treasurer
_________________________

(1) During the period covered by the table, the Company did not make any restricted stock awards or have in effect (or make payments under) any long term incentive plan other than the 1992 Plan, pursuant to which only stock options, but no stock appreciation rights, were awarded. After the period the Company repriced certain outstanding options held by the persons named in the table. See "Compensation Committee and Stock Option Committee Report".
(2)       Represents the cost of life insurance premiums.
(3) Dr. Jackson ceased to be President and Chief Operating Officer of the Company's subsidiary Athens Corp., now known as IPEC Clean, Inc. ("IPEC Clean") in September 1995, and ceased to be a director and officer of the Company in January 1996.
(4) Represents $5,687 paid for life insurance premiums and $2,581 paid for long-term disability insurance.
(5)       Includes $46,260 paid for relocation expenses.


STOCK PLANS

     The Company's 1992 Stock Option Plan (the "1992 Plan") permits the grant of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), nonstatutory stock options and stock purchase rights. Only employees (including employees of any company in which the Company owns directly or indirectly at least 50 percent of the voting shares) may receive incentive stock options, while employees, paid consultants and outside directors may receive nonstatutory options. At the 1995 Annual Meeting of Stockholders, the Company's stockholders approved certain changes to the 1992 Plan, including an increase in the number of shares reserved for issuance thereunder from 1,550,000 to 4,050,000 shares. As of June 30, 1996, options to purchase 386,041 shares had been exercised, options to purchase 3,087,699 shares were outstanding at a weighted average exercise price of $23.33 per share, and 576,260 shares remained available for future grant under the 1992 Plan. During fiscal 1996 the Company granted options to purchase (i) 156,250 shares to executive officers (four persons) at a weighted average exercise price of $31.00 per share, (ii) 150,000 shares to directors who were not executive officers (two persons) at a weighted average exercise price of $26.00 per share, and (iii) 342,533 shares to all employees and consultants (excluding executive officers and directors) at a weighted average exercise price of $25.84 per share. In April 1996 the Company offered all persons, excluding directors and executive officers, the right to exchange outstanding options issued on or after April 20, 1995 with an exercise price above $17.875 per share, for options with an exercise price of $17.875 per share. After June 30, 1996 the Company granted the holders of all options, including directors and executive officers, the right to exchange outstanding options issued on or after April 20, 1995 with an exercise price above $13.875 per share, for options with an exercise price of $13.875 per share. See "Compensation Committee and Stock Option Committee Report".

     In fiscal 1994, the Company adopted the 1994 Employee Stock Purchase Plan (the "1994 Purchase Plan") and reserved 1,000,000 shares for issuance thereunder. As of June 30, 1996, 88,344 shares had been issued under the 1994 Purchase Plan. The 1994 Purchase Plan is administered by the Board of Directors of the Company or by a committee appointed by the Board. Employees of the Company or any majority owned subsidiary, including officers, are eligible to participate if they are customarily employed by the Company for at least 20 hours per week. The 1994 Purchase Plan currently permits eligible employees to purchase Common Stock through payroll deductions (which may not exceed the lower of ten percent of an employee's base compensation or $25,000 per calendar year) at a purchase price that is no less than 85% of the fair market value of the Common Stock on the date of purchase. During fiscal 1996 executive officers purchased 2,045 shares ($32,875) under the 1994 Purchase Plan.

OPTION GRANTS IN LAST FISCAL YEAR

                               INDIVIDUAL GRANTS

     The following table sets forth each grant of stock options made during the fiscal year ended June 30, 1996 to each of the Named Executive Officers:

                                                                                                        POTENTIAL REALIZABLE VALUE
                                                          % OF TOTAL                                    AT ASSUMED ANNUAL RATES OF
                                                            OPTIONS                                      STOCK PRICE APPRECIATION
                                                           GRANTED TO        EXERCISE                        FOR OPTION TERM (2)
                                       OPTIONS            EMPLOYEES IN       OR BASE      EXPIRATION    --------------------------
            NAME                    GRANTED(#)(1)         FISCAL YEAR      PRICE ($/SH)      DATE       5% ($)             10% ($)
-----------------------------       --------------        ------------     ------------  ------------   -------           ---------

Sanjeev R. Chitre............               87,500               13.49%         31.00    October 2005   244,962           1,966,764
Don M. Jackson, Jr...........               28,125                4.34%         31.00    October 2005    78,738             641,816
John S. Hodgson..............                   --                  --             --              --        --                  --
Thomas C. McKee..............               40,625                6.26%         31.00    October 2005   113,732             927,069


____________________
(1) Excludes options granted after June 30, 1996 in connection with an option repricing. See "Compensation Committee and Stock Option Committee Report".
(2) The "Potential Realizable Value" shown represents the potential gains based on annual compound stock price appreciation of 5% and 10% from the date of grant through the full 10-year option term, net of exercise price, but before taxes associated with exercise. The amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common

        Stock, overall market conditions and the optionholders' continued employment through the vesting period. The amounts reflected in this table may not be achieved and do not reflect the Company's estimate of future stock price growth.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

     The following table sets forth, for each of the Named Executive Officers, stock options exercised during the fiscal year ended June 30, 1996 and the fiscal year-end value of unexercised options:




                                                                     NUMBER OF UNEXERCISED      VALUE OF UNEXERCISED IN-THE-MONEY
                                     SHARES                       OPTIONS AT FISCAL YEAR END     OPTIONS AT FISCAL YEAR END(1)(2)
                                  ACQUIRED ON        VALUE        ---------------------------   ---------------------------------
            NAME                  EXERCISE (#)    REALIZED($)     EXERCISABLE   UNEXERCISABLE   EXERCISABLE($)    UNEXERCISABLE($)
-----------------------------     ------------    -----------     -----------   -------------   --------------    ----------------
Sanjeev R. Chitre............           --               --        632,500         460,000        1,678,800            705,000
Don M. Jackson, Jr...........       10,000          335,000         88,125          90,000          695,000            352,500
John S. Hodgson..............           --               --         40,000          70,000          470,000            235,000
Thomas C. McKee..............       20,000          620,000         60,625          80,000          235,000            235,000


-----------------------------
(1) Market value of underlying securities at June 30, 1996 less the exercise price.
(2) Excludes a reduction in the exercise price of certain options effected after June 30, 1996. See "Compensation Committee and Stock Option Committee Report".

                     EMPLOYEE STOCK PURCHASE PLAN SUMMARY

     The following table sets forth as of June 30, 1996, as to the Named Executive Officers, all executive officers as a group and all employees (excluding executive officers) as a group who participated in the 1994 Purchase
Plan: (i) the number of shares of the Company's Common Stock purchased under the 1994 Purchase Plan during the last fiscal year; (ii) the dollar value of the benefit based on market value on date of purchase less the purchase price, and
(iii) the amount of payroll deductions for future purchases accumulated through June 30, 1996 for the current purchase period under the 1994 Purchase Plan, which commenced March 16, 1996:


        NAME OF INDIVIDUAL OR            NO. OF SHARES     DOLLAR         CURRENT PERIOD
         IDENTITY OF GROUP                 PURCHASED      VALUE($)    PAYROLL DEDUCTIONS ($)
--------------------------------------   -------------    --------    ----------------------
Sanjeev R. Chitre                            --                 --                 --
Don M. Jackson, Jr....................    1,402             22,356                 --
Thomas C. McKee.......................      643             10,519                 --
John S. Hodgson.......................       --                 --                 --
All current Executive Officers as a
 group (4 persons)....................    2,045             32,875                 --

All current employees, excluding
 Executive Officers, as a group.......   63,863          1,026,248            931,900


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In connection with the Company's acquisition of IPEC Planar Phoenix in September 1993, the Company entered into (i) a consulting agreement with Mr. Baldauf providing for payments of $150,000 annually for 10 years to Mr. Baldauf and his two sons, and (ii) a Stockholders' Agreement with Mr. and Mrs. Baldauf, giving Mr. Baldauf the right (so long as the Baldauf family owns 50,000 or more shares of the Company's Common Stock) to designate two directors to the Company's Board of Directors (which Board shall not exceed seven directors). Mr. Baldauf was elected and is nominated to the Company's Board of Directors as one of Mr. Baldauf's designees. If the Company is in default of its obligations under the Consulting Agreement, Mr. Baldauf would be entitled to designate one director even if his family owned less than 50,000 shares of the Company's Common Stock. In the acquisition, Mr. and Mrs. Baldauf received 245,548 shares of Common Stock and an aggregate of 29,317 shares of Series B-1, B-2 and B-3 Preferred Stock.

     During fiscal year ended June 30, 1996, the Company purchased approximately $1.4 million of goods and services from Saginaw Control, approximately $1.0 million of goods and services from Southwest Automation, and approximately $5.5 million of goods and services from Motion Systems. Mr. Baldauf is Chairman of Saginaw Control and Southwest Automation, and he and members of his family own all of the outstanding capital stock of Saginaw Control and 50% of the outstanding capital stock of Southwest Automation. Southwest Automation owns 60% of the equity of Motion Systems.

     In October 1995 the Company granted options to purchase 231,250 shares of Common Stock of the Company to its officers and directors. These options were granted at the fair market value of the Common Stock on the date of grant ($31.00 per share) and vest over periods of up to four years, depending on the individual grant amount. In January 1996, the Company granted an option to purchase 75,000 shares of Common Stock of the Company to Mr. Freschi. This option was granted at the fair market value of the Common Stock on the date of grant ($21.00 per share) and vests over four years. In August 1996 the Company offered its directors and executive officers the right to exchange outstanding options issued on or after April 20, 1995 with an exercise price exceeding $13.875 per share, for options with an exercise price of $13.875 per share. See "Compensation Committee and Stock Option Committee Report".

     In December 1995 the Company loaned Mr. Chitre $900,000, secured by Mr. Chitre's Common Stock shares of the Company and by his options to purchase Common Stock shares of the Company. The maturity date of the loan is the earlier of (i) 90 days after Mr. Chitre's ability to sell Common Stock of the Company without restriction under Section 16 of the Securities Exchange Act of 1934 or under a lockup agreement, (ii) immediately on voluntary termination of employment, (iii) 90 days after involuntary termination of employment for "cause", or (iv) immediately on the sale of a personal residence. The interest rate of the loan is the prime rate charged by the Company's primary commercial bank to its corporate customers. The full $900,000, and accrued interest in the amount of $37,652, were outstanding on June 30, 1996.

     In August 1995 the Company guaranteed up to $400,000 of Dr. Jackson's debt to Second National Bank of Saginaw. Dr. Jackson agreed to reimburse amounts paid by the Company to the bank under the guarantee. Dr. Jackson reimbursement obligation was secured by his equity securities of the Company. The maturity date of the repayment is the earlier of (i) the Company's demand, at any time after August 31, 1996, (ii) immediately on voluntary termination of employment,
(iii) immediately on involuntary termination of employment for "cause," or (iv) 90 days after the sale of a personal residence. The interest rate of such repayment was 5.73%. On June 30, 1996 the bank loan was not yet due and the Company had paid no amount under its guarantee. Dr. Jackson repaid the bank loan in September 1996.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No interlocking relationship exists between the Company's Board of Directors or the Compensation Committee and the board of directors or compensation committee of any other company.

           COMPENSATION COMMITTEE AND STOCK OPTION COMMITTEE REPORT


     The following report is provided to stockholders by the members of the
---------------------------------------------------------------------------
Compensation Committee and the Stock Option Committee of the Board of Directors.
-------------------------------------------------------------------------------
Until October 1995 the members of the Compensation Committee and the Stock
--------------------------------------------------------------------------
Option Committee during Fiscal 1996 were William J. Freschi and a former
------------------------------------------------------------------------
director, Michael R. Splinter.  In October 1995, the members of the Compensation
--------------------------------------------------------------------------------
Committee and the Stock Option Committee became Roger D. Emerick and Kenneth
----------------------------------------------------------------------------
Levy.  Accordingly, this report is from Mr. Freschi as it relates to events
---------------------------------------------------------------------------
occurring prior to October 1995 and from Mr. Emerick and Mr. Levy as it relates
-------------------------------------------------------------------------------
to events occurring after that date.
------------------------------------

     Compensation Philosophy.  The goals of the Company's executive compensation
     -----------------------
program are to attract and retain executive officers who will strive for excellence and to motivate those individuals to achieve superior performance by providing them with rewards for assisting the Company in meeting revenue and profitability targets. Compensation for the Company's Executive Officers consist of base salary and potential cash bonus, as well as potential incentive compensation through stock options. The Compensation Committee considers the total current and potential long-term compensation of each Executive Officer in establishing each element of compensation.

     Cash-Based Compensation.  Each fiscal year, the Compensation Committee
     -----------------------
reviews and approves, with appropriate modifications, an annual base salary plan for the Company's Executive Officers. This base salary plan is based on industry and peer group surveys and performance judgments as to the past and expected future contributions of the individual Executive Officers. The Compensation Committee reviews and fixes the base salary of the Chief Executive Officer based on similar competitive compensation data and the Committee's assessment of his past performance and its expectation as to his future contributions in leading the Company and positioning the Company for future growth.

     Certain officers who served in an executive capacity throughout the last fiscal year, including the Chief Executive Officer, received a cash bonus for such service. These bonuses ranged in amount from approximately 29% to approximately 77% of base salary. In determining the bonus paid to each officer, the Compensation Committee reviewed the performance of each of the officers in their respective areas of accountability as compared to the Company's operating plan, and each officer's respective contribution to the Company's operating performance.

     Stock Options.  During each fiscal year, the Stock Option Committee
     -------------
considers the desirability of granting to Executive Officers awards under the Company's 1992 Stock Option Plan, which allows for the grant of long-term incentives in the form of stock options. The Stock Option Committee believes stock options grants encourage the achievement of superior results over time and align employee and stockholder interests. In fixing the grants of stock options to Executive Officers in the last fiscal year, the Committee reviewed the recommended individual awards, taking into account the officer's scope of responsibility and specific assignments, strategic and operational goals, anticipated performance requirements and contributions of the officer, and the number of options previously granted to the officer and the number of shares subject to options that had vested and that would vest in the future. The stock options granted to Executive Officers in the last fiscal year provide for vesting over periods of up to five years depending upon the terms of individual grants.

     Repricing of Options.   During fiscal 1996 the Stock Option Committee
     --------------------
determined that the goals of the 1992 Stock Option Plan to provide equity incentives for employees, executive officers and directors of the Company would not be achieved with significant number of options with exercise prices above fair market value, and therefore that it was in the interests of the Company and the stockholders to reprice those options.

     In April 1996 the Company offered its employees, excluding officers and directors, who were issued stock options on or after April 20, 1995 with an exercise price exceeding $17.875 per share, the right to exchange outstanding options for options covering an equal number of shares and having an exercise price of $17.875 per share, which was the then-current value of the Company's Common Stock. The next scheduled vesting for the options exchanged was deferred by periods ranging from four months to one year. Approximately 83% of those who were given the opportunity to reprice their options in exchange for deferred vesting elected to participate.

     In August 1996 the Company offered its optionees, including directors and executive officers, who were issued stock options on or after April 20, 1995 with an exercise price exceeding $13.875 per share, the right to exchange their outstanding options for options covering an equal number of shares with an exercise price of $13.875 per share, which was the then-current fair market value of the Company's Common Stock. The next scheduled vesting for those options was deferred five to thirteen months for non-officer employees who did not elect to participate to reprice their options in April 1996, and one month for all other non-officer employees. The next scheduled vesting for directors and executive officers was deferred five to thirteen months, except for Don M. Jackson, Jr., who due to termination of his employment was not required to defer his next scheduled vesting. Approximately 86% of those who were given the opportunity to reprice their options in exchange for deferred vesting elected to participate.



                              Respectfully submitted,


                              Roger D. Emerick
                              William J. Freschi
                              Kenneth Levy

                         COMPARATIVE STOCK PERFORMANCE

     The following Index shows a comparison of cumulative total stockholder return (stock appreciation plus dividends, if any) for the Company's Common Stock for the calendar quarters following August 13, 1992, the date of the Company's initial public offering, through September 30, 1996, with the cumulative total stockholder return for the Nasdaq Stock Market-U.S. Index and the Hambrecht & Quist ("H&Q") Semiconductor Sector Index. The Company elected to use the H&Q Semiconductor Sector Index for the fiscal year ending June 30, 1996, instead of the H&Q Technology Index, which was used for the fiscal year ending June 30, 1995. The Company is a supplier of systems used in the manufacturing of semiconductors, and therefore, in the opinion of the Company, the H&Q Semiconductor Sector Index provides a better basis for comparison of the Company's Stock performance with the performance of a relevant industry segment, relative to the much broader base of companies included in the H&Q Technology Index. The cumulative total stockholder return for the Company's Common Stock in the following index is compared also with the H&Q Technology Index. The graph assumes the investment of $100 on August 13, 1992, and the reinvestment of all dividends, if any. The performance shown is not necessarily indicative of future performance.

                COMPARISON OF 50-MONTH CUMULATIVE TOTAL RETURN*
 AMONG INTEGRATED PROCESS EQUIPMENT CORP.,THE NASDAQ STOCK MARKET - U.S. INDEX,
        THE H&Q SEMICONDUCTOR SECTOR INDEX AND THE H&Q TECHNOLOGY INDEX

                                      H&Q                               H&Q
 CHART     Integrated Process      Technology      Nasdaq Stock    Semiconductor
 DATES       Equipment Corp.         Index          Market-U.S.        Sector
 -----     ------------------      ----------      ------------    -------------
8/13/92            100                  100                100             100
                104.17                99.80              98.48           98.74
Sep-92           95.83               103.46             102.14          110.99
                 95.83               108.82             106.16          118.47
                104.17               115.92             114.61          126.72
Dec-92          112.50               120.44             118.83          140.83
                106.25               125.54             122.21          163.63
                 93.75               117.40             117.65          174.77
Mar-93          104.17               118.68             121.06          177.79
                116.67               111.97             115.89          159.34
                129.17               122.08             122.81          184.16
Jun-93          135.42               121.24             123.38          187.41
                135.42               115.08             123.53          188.93
                150.00               121.20             129.91          224.37
Sep-93          183.33               123.39             133.78          235.66
                195.83               126.78             136.79          206.16
                170.83               128.40             132.71          205.56
Dec-93          150.00               131.43             136.41          208.70
                158.33               139.18             140.55          226.20
                170.83               140.80             139.23          240.30
Mar-94          145.83               132.63             130.67          236.43
                134.38               129.98             128.97          225.57
                160.42               130.76             129.29          230.35
Jun-94          179.17               123.00             124.56          222.11
                212.50               127.66             127.12          233.16
                181.25               140.45             135.22          250.95
Sep-94          241.67               140.33             134.87          242.73
                292.72               150.25             137.52          262.41
                302.08               149.19             132.96          256.25
Dec-94          277.08               152.56             133.34          256.28
                241.67               151.86             134.08          260.49
                308.33               163.25             141.17          292.68
Mar-95          358.33               169.80             145.36          309.48
                412.50               180.59             149.93          353.28
                445.83               185.93             153.80          382.45
Jun-95          588.55               205.99             166.26          434.34
                750.00               223.83             178.48          495.49
                602.08               228.08             182.10          486.23
Sep-95          663.55               234.57             186.29          490.87
                618.75               237.59             185.22          461.26
                512.50               236.24             189.57          408.17
Dec-95          391.67               229.06             188.57          356.66
                366.67               234.16             189.50          351.82
                304.17               243.09             196.72          353.62
Mar-96          291.67               233.64             197.37          336.84
                435.42               259.12             213.74          385.93
                487.50               262.73             223.55          373.97
Jun-96          345.83               244.37             213.47          322.83
                214.58               211.12             194.42          286.59
                254.17               234.24             205.35          313.68
Sep-96          264.58               260.21             221.06          366.48

____________________
* The total return on each of these investments assumes the reinvestment of dividends, although dividends have never been paid on the Company's Common Stock.

                               PROPOSAL NO.  2:
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has selected KPMG Peat Marwick LLP, independent auditors, to audit the financial statements of the Company for the 1997 fiscal year, and recommends that the stockholders confirm such selection. In the event of a negative vote, the Board of Directors will reconsider its selection.

     In March 1996 the Company engaged KPMG Peat Marwick LLP as the Company's independent auditors, replacing Richard A. Eisner & Company, LLP, who served in that capacity during fiscal years 1994 and 1995. Richard A. Eisner & Company, LLP's report on the financial statements of the Company for fiscal years 1994 and 1995 did not contain an adverse opinion or a disclaimer of opinion and was not qualified as to uncertainty, audit scope, or accounting principles. There were no disagreements between the Company and Richard A. Eisner & Company, LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Richard A. Eisner & Company, LLP, would have caused it to make a reference to the subject matter of the disagreements in connection with its reports regarding the audits of fiscal years 1994 and 1995, or through March 1996. Representatives of KPMG Peat Marwick LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

   THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE
    RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT
                                   AUDITORS.


            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file certain reports regarding ownership of, and transactions in, the Company's securities with the Securities and Exchange Commission (the "SEC"). Such executive officers, directors and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms that they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that during fiscal 1996 all the reporting persons complied with Section 16(a) filing requirements except as follows: (i) Mr. Freschi filed a Form 4 in February 1996 to report the exercise of warrants to purchase 6,250 shares of Common Stock in May 1995, and (ii) Mr. Splinter filed a Form 4 in February 1996 to report the exercise of warrants to purchase 6,250 shares of Common Stock in July 1995.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, the persons named in the accompanying form of proxy will vote the shares represented by proxy as the Board of Directors may recommend or as the proxy holders, acting in their sole discretion, may determine.

     THE COMPANY WILL MAIL WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JUNE 30, 1996, INCLUDING, IF SO REQUESTED, THE FINANCIAL STATEMENTS, SCHEDULES AND A LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO: INVESTOR RELATIONS, INTEGRATED PROCESS EQUIPMENT CORP., 911 BERN COURT, SAN JOSE, CALIFORNIA 95112.


                            THE BOARD OF DIRECTORS


Dated: October 28, 1996

                            APPENDIX: FORM OF PROXY
                            -----------------------

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                      INTEGRATED PROCESS EQUIPMENT CORP.
                      1996 ANNUAL MEETING OF STOCKHOLDERS
                               NOVEMBER 21, 1996

     The undersigned stockholder of INTEGRATED PROCESS EQUIPMENT CORP., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated October 28, 1996, and of the 1996 Annual Report to Stockholders, and hereby appoints Sanjeev R. Chitre and John S. Hodgson, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1996 Annual Meeting of Stockholders of INTEGRATED PROCESS EQUIPMENT CORP. to be held on November 21, 1996 at 10:00 a.m., local time, at the Phoenix Airport Hilton located at 2435 South 47th Street, Phoenix, Arizona 85034, and at any adjournments thereof, and to vote all shares of Common Stock and of Class A Common Stock of INTEGRATED PROCESS EQUIPMENT CORP. which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES OF THE BOARD OF DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

        1.       ELECTION OF DIRECTORS:

                 [ ]  FOR all nominees listed below            [ ]  WITHHOLD
                      (except as indicated.)



                 IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE(S), STRIKE A LINE THROUGH THAT NOMINEE'S NAME IN THE LIST BELOW:

                 Sanjeev R. Chitre;  Harold C. Baldauf;  Roger D. Emerick;

                 William J. Freschi; Kenneth Levy;  Roger D. McDaniel

     2. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR FISCAL 1997:

        FOR  [ ]               AGAINST  [ ]               ABSTAIN  [ ]


     3. TO TRANSACT SUCH OTHER BUSINESS, IN THEIR DISCRETION, AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.



EITHER OF SUCH ATTORNEYS OR SUBSTITUTES SHALL HAVE AND MAY EXERCISE ALL OF THE POWERS OF SAID ATTORNEYS-IN-FACT HEREUNDER.


                                    Dated: _______________________, 1996


                                    ____________________________________
                                                   Signature

                                    ____________________________________
                                                   Signature


(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his, her or its name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

                                      A-2